Filed with the Securities and Exchange Commission on February 27, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

A.D.A.M., Inc.

(Exact name of registrant as specified in its charter)

Georgia	58-1878070
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

10 10th Street NE, Suite 525, Atlanta, Georgia 30309-3848

(Address of principal executive offices, including zip code)

1600 Riveredge Parkway, Suite 100, Atlanta, Georgia 30328

(Former name or former address, if changed since last report)

A.D.A.M., Inc. 2002 Stock Incentive Plan

(Full title of the plan)

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)	Copy to:

Kevin S. Noland President and Chief Executive Officer	Jason C. Harmon Esquire
A.D.A.M., Inc. 10 10th Street NE, Suite 525 Atlanta, Georgia 30309-3848 (404) 604-2757	DLA Piper US LLP 6225 Smith Avenue Baltimore, Maryland 21209-3600 (410) 580-3000

This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “accelerated filer”, “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee

A.D.A.M., Inc. 2002 Stock Incentive Plan Common Stock Par Value $0.01	250,000	$3.32	$830,000	$32.62

(1)	The securities to be registered include options and rights to acquire such Common Stock.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(3)	Estimated pursuant to Rule 457 under the Securities Act solely for purposes of calculating the registration fee. As to the shares under the 2002 Stock Incentive Plan, the price is based upon the average of the high and low prices of the Common Stock on February 25, 2009, as reported on The NASDAQ Global Market.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

A.D.A.M., Inc. (the “Company”) hereby incorporates by reference in this registration statement the following documents:

(a) The Company’s annual report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Company’s two fiscal years-ended December 31, 2007, as filed with the Securities and Exchange Commission on March 17, 2008.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c) The Company’s Registration Statement on Form 8-A, as filed with the Securities and Exchange Commission on October 11, 1995, to register the Company’s $0.01 par value Common Stock under Section 12(b) of the Exchange Act which Registration Statement contains a description of the Common Stock.

(d) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Georgia Business Corporation Code requires that a corporation indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. The Georgia Business Corporation Code permits a corporation to indemnify a director who is involved in a legal proceeding because he is or was a director against liability incurred in the proceeding if (1) he conducted himself in good faith and (2) reasonably believed that, in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation; in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and in case of any criminal proceeding, that he had no reasonable cause to believe that his conduct was unlawful.

The Company’s Restated Articles of Incorporation (the “Restated Articles”) exonerate the Company’s directors from monetary liability to the extent permitted by statute.

The Company’s Bylaws (the “Bylaws”) also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company), by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company (and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person’s conduct was unlawful), to the maximum extent permitted by, and in the manner provided by, the Georgia Business Corporation Code. In addition, the Bylaws provide that the Company will advance to its directors or officers, reasonable expenses of any such proceeding.

Notwithstanding any provisions of the Company’s Bylaws to the contrary, the Georgia Business Corporation Code provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director met the relevant standard of conduct set forth above. A corporation may also not indemnify a director in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that personal benefit was improperly received by him, whether or not involving action in his official capacity.

The Company has purchased insurance with respect to, among other things, any liabilities that may accrue under the statutory provisions referred to above.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

See Exhibit Index.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a) (3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section l3(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signature(s)

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, Georgia, on February 27, 2009.

A.D.A.M., Inc.

By:	/s/ Kevin S. Noland

Kevin S. Noland President and Chief Executive Officer

Signature(s) and Power of Attorney

The officers and directors of A.D.A.M., Inc. whose signatures appear below, hereby constitute and appoint Kevin S. Noland and Mark B. Adams, and each of them, their true and lawful attorney’s and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on February 27, 2009.

Signature(s)	Title

/s/ Kevin S. Noland	President, Chief Executive Officer and Director
Kevin S. Noland	(Principal Executive Officer)

/s/ Mark B. Adams	Chief Financial Officer
Mark B. Adams	(Principal Financial and Accounting Officer)

/a/ Robert S. Cramer, Jr.	Chairman of the Board
Robert S. Cramer, Jr.

Director
Daniel S. Howe

/s/ Mark Kishel	Director
Mark Kishel

/s/ Clay E. Scarborough	Director
Clay E. Scarborough

Exhibit Index

4.1	Restated Articles of Incorporation of the Company are incorporated by reference to the Company’s
Registration Statement on Form S-8 filed with the Securities and Exchange Commission on
February 22, 2007 (No. 333-140926).

4.2	By-laws of the Company are incorporated by reference to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on September 12, 1995, as amended (No. 33-96864).

5.1	Opinion as to Legality

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of Habif, Arogeti & Wynne, LLP

23.3	Consent of Berenson LLP

24.1	Power of Attorney (included in signature pages to this registration statement)